Exhibit 4.12

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of   October 11, 2023 (this “Supplemental Indenture”), by and between NCL Corporation Ltd. (the “Issuer”) and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Trustee and the guarantors party thereto have heretofore executed and delivered an Indenture, dated as of February 22, 2023 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Indenture”), providing for the issuance of an aggregate principal amount of $250,000,000 of 9.75% Senior Secured Notes due 2028 of the Issuer (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer and the Trustee are authorized to amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (collectively, the “Consents”);

WHEREAS, Holders that are beneficial owners of at least a majority in aggregate principal amount of the Notes have consented to the execution and delivery of this Supplemental Indenture and delivered to the Issuer and the Trustee that certain Consent Letter, dated as of the date hereof, providing for Consents to effectuate the amendments to the Indenture set forth in Section 2.01 hereof;

WHEREAS, the Issuer is duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Article I
DEFINITIONS
Section 1.01.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
Article II
AMENDMENTS TO THE INDENTURE
Section 2.01.Amendments. The definition of Priority Guaranty Indebtedness in the Indenture is hereby amended as follows with insertions indicated in bold and blue font:

“means Indebtedness for borrowed money that is not expressly subordinated in right of payment to the prior payment in full of the Note Obligations (provided that the obligors of such subordinated Indebtedness are the same as the obligors of the Note Obligations) which is incurred or guaranteed by, or otherwise an obligation of, any Principal Holding Company or any Subsidiary of such Person (any such Person (including its Subsidiaries), a “Priority Guarantor”); provided that Priority Guaranty Indebtedness shall not include (i) any financing arrangement (including but not limited to a sale and leaseback transaction or bareboat charter or lease or an arrangement whereby a Vessel under construction is pledged as collateral to secure the indebtedness of a shipbuilder) entered into by a Priority Guarantor for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction of a Vessel or Vessels or the acquisition of Capital Stock of entities owning or to own Vessels or other related financing arrangements (e.g., for vessel build-outs); (ii) any other Indebtedness for borrowed money of any Priority Guarantor outstanding on the Signing Date and any Permitted Refinancing Indebtedness thereof to the extent permitted pursuant to Section 4.06(b)(vi) (provided that, notwithstanding clause (a) of the definition of “Permitted Refinancing Indebtedness,” the aggregate principal amount or, if applicable, the committed amount of Indebtedness incurred under the ARCA may be increased by up to $375.0 million and, notwithstanding clause (d) of the definition of “Permitted Refinancing Indebtedness,” Norwegian Jewel Limited may guarantee such Permitted Refinancing Indebtedness so long as Norwegian Jewel Limited holds no material assets other than the Norwegian Jewel Vessel (as defined below)); or (iii) Indebtedness incurred by Norwegian Jewel Limited, including liens or guarantees on the passenger cruise vessel Norwegian Jewel, IMO number 9304045, currently registered in the name of Norwegian Jewel Limited under the laws of the Commonwealth of The Bahamas with the official number 8000877 (the “Norwegian Jewel Vessel”), as well as guarantees of such Indebtedness by the direct parent of Norwegian Jewel Limited and liens on the shares of Norwegian Jewel Limited, so long as, for all cases under this clause (iii), Norwegian Jewel Limited holds no material assets other than the Norwegian Jewel Vessel.”

Section 2.02.Effectiveness.  This Supplemental Indenture will become effective immediately upon its execution and delivery by the parties hereto.
Article III
MISCELLANEOUS
Section 3.01.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.02.Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.03.Ratification. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. The rights, protections and indemnities provided to the Trustee under the Indenture shall apply to any action (or inaction) of the Trustee in connection herewith, including in connection with the execution and delivery of this Supplemental Indenture.
Section 3.04.Counterparts. The parties may sign any number of copies of this Supplemental In- denture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The delivery of copies of this Supplemental Indenture and their respective signature pages by images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) shall constitute effective execution and delivery of this Supplemental Indenture and may be used in lieu of originals for all purposes. For the avoidance of doubt, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 3.05.Effect of Headings. The headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 3.06.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.
Section 3.07.Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

NCL CORPORATION LTD.

as Issuer

By:	/s/ Mark A. Kempa Name: Mark A. Kempa Title: Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

By:	/s/ Joshua A. Hahn Name: Joshua A. Hahn Title: Vice President

[Signature Page to First Supplemental Indenture]